Exhibit 4

(Translation)
To whom it may concern
February 20, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Changes in Major Shareholders and Related Company
     NIS GROUP CO., LTD. (the “Company”) hereby announces changes in its major shareholders and related company on February 20, 2008, as a result of the issuance of new shares by the Company through a third party allotment to investment vehicles managed by TPG, a leading U.S. private equity investment firm.
1. Changes in Major Shareholders
(1) Background of the changes
As a result of the issuance of 100,000,000 shares of the Company’s common stock through a third party allotment to investment vehicles managed by TPG, TPG Izumi, L.P. has become the Company’s largest shareholder and a major shareholder of the Company.
(2) Information regarding changes in major shareholders
i) Shareholder who has become the largest shareholder (and who is also a major shareholder).

Name (Representative)	Location	Main business
TPG Izumi, L.P. (Clive D. Bode)	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.	Investment business
ii) Shareholder who has ceased to be the largest shareholder and is no longer a major shareholder.

Name (Representative)	Location	Main business
Nissin Building Co., Ltd. (Hideo Sakioka)	7-6, Chifune-machi 5-chome, Matsuyama-city, Ehime prefecture	Sale and purchase of real estate and other business
iii) Shareholder who has ceased to be a major shareholder.

Name (Representative)	Location	Main business
Shuho Co., Ltd. (Eiji Omori)	3-1, Nishi-shinjuku 7-chome, Shinjuku-ward, Tokyo	Sale and purchase of real estate and other business

(3) Number of shares (number of voting rights) held by the above shareholders and percentage of the number of voting rights of all shareholders
i) TPG Izumi, L.P.

	Number of voting rights (ownership of shares)	Percentage of the number of voting rights held by all shareholders	Rank
Before change	—	—	—
After change	738,800 voting rights (73,880,000 shares)	31.01%	No. 1
ii) Nissin Building Co., Ltd.

	Number of voting rights (ownership of shares)	Percentage of the number of voting rights held by all shareholders	Rank
Before change (as of December 30, 2007)	167,851 voting rights (16,785,100 shares)	12.14%	No. 1
After change	167,851 voting rights (16,785,100 shares)	7.04%	No. 3
iii) Shuho Co., Ltd.

	Number of voting rights (ownership of shares)	Percentage of the number of voting rights held by all shareholders	Rank
Before change (as of December 30, 2007)	163,147 voting rights (16,314,763 shares)	11.80%	No. 2
After change	163,147 voting rights (16,314,763 shares)	6.84%	No. 4
Notes:
Number of shares without voting rights which are not included in the number of outstanding shares: 7,686,950 shares.
Number of outstanding shares as of December 30, 2007: 145,894,350 shares.
2. Change in a Related Company
(1) Background of the change
As a result of the issuance of 100,000,000 shares of the Company’s common stock through a third party allotment to investment vehicles managed by TPG, TPG Izumi, L.P. has become a related company classified as an “Other Related Company” for Japanese reporting purposes.

(2) Outline of TPG Izumi, L.P.

Name of Subscriber		TPG Izumi, L.P.
Outline of Subscriber	Location	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
	Representative	Clive D. Bode (Vice President of TPG Asia Advisors V, Inc., which is the General Partner of TPG Asia GenPar V, L.P. TPG Asia GenPar V, L.P. is the General Partner of TPG Izumi, L.P.)
	Capital amount	N/A (due to limited partnership)
	Business	Investment Business
	Major shareholder and ratio	—
Relationship with the Company	Personal relationship	N/A
	Business relationship	N/A
(3) Number of shares (number of voting rights) held by TPG Izumi, L.P. before and after the change and the percentage of the number of voting rights of all shareholders

	Number of voting rights	Ownership of shares	Proportion to the number of voting rights held by all shareholders
Before change	—	—	—
After change	738,800 voting rights	73,880,000 shares	31.01%
     As part of the issuance of new shares through a third party allotment, the Company issued 20,480,000 shares to TPG Izumi AIV 6, L.P.(proportion to the number of voting rights held by all shareholders after change: 8.59%), and 5,640,000 shares (proportion to the number of voting rights held by all shareholders after change:2.36%), as well as TPG Izumi, L.P.
3. Future projections
     Through its strategic investment and business alliance with TPG, the Company seeks to enhance its credit and to stabilize its financial base in order to resolve the challenges facing the Company. The Company believes that it can achieve international competitiveness such as business expansion in the Asia region focusing on China.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.